KPMG LLP

4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402

                          Independent Auditors' Consent

The Board of Directors of Preferred Life Insurance Company of New York and Contract Owners of Preferred Life Variable Account C:

We consent to the use of our report dated March 22, 2002 on the financial statements of Preferred Life Variable Account C and our report dated January 16, 2002, on the financial statements of Preferred Life Insurance Company of New York included herein and to the reference to our Firm under the heading "EXPERTS".

                                          /s/ KPMG LLP
                                          KPMG LLP



Minneapolis, Minnesota
June 20, 2002